Exhibit 99.1

A. M. Best Affirms ProAssurance's Excellent Rating; Outlook Revised Upward to Stable

    BIRMINGHAM, Ala.--(BUSINESS WIRE)--July 8, 2003--A. M. Best has affirmed the "A-" (Excellent) Financial Strength Rating of ProAssurance Corporation (NYSE:PRA) and its insurance subsidiaries. Importantly, Best upgraded the Financial Strength Rating outlook to Stable.
    In a separate action, Best has assigned a Debt Rating of "BBB-" to the $100 million of 3.90% Convertible Senior Debentures issued by ProAssurance last week. The "BBB-" rating applies only to the debentures and is separate from the Financial Strength Rating, which addresses the ability of ProAssurance and its insurance subsidiaries to meet current obligations to policyholders.
    In rating ProAssurance's Financial Strength, Best noted the group's operating profitability, adequate capitalization, aggressive defense of claims, and geographic diversification. Also contributing to the affirmation is the Company's ability to access the capital markets to support premium growth. Best also highlighted the diversification and profitability brought to the group by MEEMIC Insurance Company, the now wholly-owned personal lines subsidiary of ProAssurance.
    "We are extremely pleased that our efforts to maintain financial strength have been recognized by A. M. Best. Given the turbulent state of the medical liability marketplace, the fact that our Excellent rating has been affirmed and our outlook raised is a plus for our policyholders," said Chairman A. Derrill Crowe, M.D.
    ProAssurance's President, Victor T. Adamo, said he believes ProAssurance will have additional opportunities to differentiate itself from competitors in the coming years. "We believe it's likely that there will be more contraction in the medical liability market, and we're confident that our solid financial base and history of serving and defending our policyholders will make us an insurer of choice for those who are seeking stability and long-term commitment," said Adamo.

    About ProAssurance

    ProAssurance Corporation is a specialty insurer with more than $2.5 billion in assets and more than $630 million in gross written premiums. The Company was formed by the combination of Medical Assurance, Inc. and Professionals Group, Inc. in June 2001. As one of the nation's largest writers of medical professional liability insurance, ProAssurance's subsidiaries, The Medical Assurance Company, Inc., Medical Assurance of West Virginia, Inc., ProNational Insurance Company and Red Mountain Casualty Insurance Company, Inc., are recognized leaders in developing solutions which serve the needs of the evolving health care industry. ProAssurance is the tenth largest writer of personal auto coverage in Michigan through its subsidiary, MEEMIC Insurance Company. A. M. Best assigns a rating of "Excellent" to ProAssurance and its subsidiaries; Standard & Poor's assigns the Company's professional liability carriers a "Strong" rating.

    CONTACT: ProAssurance Corporation
             Frank B. O'Neil, 205/877-4461; 800/282-6242
             foneil@ProAssurance.com